Exhibit 10.39

175 Water Street, Now York NY 10038

Jennie Anderson
Global Talent Acquisition
Phone: (212) 458-8064

This letter supersedes any previously dated version.

January 31, 2017

Mr. Todd Solash
382 DeGraw Street
Brooklyn, NY 11231

Dear Todd,

We are very pleased to formally extend our offer of employment below to you on behalf of American General Life International Company (the “Company” or “AIG”). Serving customers in more than 130 countries, the key to our company’s successful global presence is our people. Accepting the offer as President, Individual Retirement, a grade 27 position in the Consumer Insurance department, will launch your AIG career with opportunities for professional growth and development supported by a powerful entrepreneurial culture of innovation. Your start date is targeted for February 13, 2017, at which time you will report to Jana Greer, President and CEO Individual and Group Retirement, and be based in Woodland Hills, California.

Our offer consists of all of the elements below.

●	You will receive a bi-weekly salary of $25,384.62 (which equates to $660,000 over 26 pay periods), paid pursuant to our regular payroll practices. This position is classified as “exempt” and therefore does not qualify for overtime pay. The regular pay day is every other Friday beginning with your first pay date on February 24, or as soon as practicable thereafter.

●	AIG is proudly committed to rewarding individual performance. As part of that commitment, you will be eligible for an annual incentive award, in accordance with the terms of the AIG Short Term Incentive Plan, for the year 2017 with a targeted amount equal to $660,000. While the incentive awarded is payable in two parts, the entire incentive award will vest immediately upon grant (in the first quarter of the year following the performance year) provided you are still an employee of the Company on the grant date, and 50% will be payable in the first quarter of the year following the performance year. The second 50% will be payable following the one-year anniversary of the grant. Additionally, any bonus or incentive compensation paid to you is subject to the AIG Clawback Policy as may be amended from time to time.

●	Continuing with AIG’s commitment to matching rewards to performance, a recommendation on your behalf will be made to the Compensation and Management Resources Committee (CMRC) of the Board of Directors (or to the members of AIG Management who have been delegated approval authority) that, under the AIG Long Term Incentive Plan you be granted 2017 LTI Target Performance Share Units (PSUs) based on a cash value of $880,000 for the three-year Performance Period beginning January 2017, which will provide you the opportunity to earn shares of AIG Common Stock based on the degree of AIG’s achievement of its performance criteria, during the Performance Period. Any such recommendation and grant is contingent on your being an active employee of the Company on the date of CMRC approval of the grant, and will be subject to the terms and conditions of the relevant Long Term Incentive Plan and the agreement governing the grant. Any long term incentive compensation paid to you is subject to the AIG Clawback Policy as may be amended from time to time.

●	You will receive transition payments in the following amounts, all less applicable withholdings, provided you have not resigned or your employment has not been terminated for Cause prior to each payment date, in consideration of compensation and/or equity foregone from your current employer: $280,000, payable on or about May 31, 2017; $250,000, payable on or about May 31, 2018; 375.000, payable on or about May 31, 2019; $375.000. payable on or about May 31, 2020; and $20,000, payable on or about May 31, 2021. For the purposes of this paragraph only, “Cause” shall be defined as (1) any conduct involving intentional wrongdoing, fraud, dishonesty, gross negligence or willful misconduct or (2) any act or omission that constitutes a material breach of the terms of your Offer Letter the Company’s Code of Conduct, or any other personnel or compliance policy applicable to you.

●	Provided you attest that you were not and will not be paid an annual incentive award for 2016 by your prior employer, AXA, you will also receive a transition payment of $600,000 within 30 days of your start date, less applicable withholdings, provided you are employed by the Company on the payment date.

●	You will also be eligible for benefits under the Company’s Executive Severance Plan, for covered terminations under that plan.

●	As an additional aid to ease your transition into our organization, the cost of your relocation to Woodland Hills, CA will be provided, in accordance with the Company’s relocation policy and subject to the enclosed Relocation Reimbursement Agreement.

●	You will be able to use up to 30 days of Paid Time Off (PTO) for 2017, accruing in accordance with the terms set forth in the Employee Handbook.

You will have immediate access to all other benefits available to full-time regular hires upon your hire and as outlined in the applicable plan documents. Benefit information summaries may be found on the AIG onboarding website.

Your employment with the Company (as set forth in the employment application) will be on an “at-will” basis. This means that either you or the Company may terminate your employment relationship at any time and for any reason, with or without prior notice. This offer letter and your employment application arc the Company’s only statement regarding an offer of employment and supersede any previous communications or representations, oral or written, from or on behalf of the Company or any of its affiliates. You acknowledge that, in accepting the terms of this offer, you are not relying on any other promises or representations (whether oral or written) other than those set forth in this offer letter.

You are a participant in the Company’s Employment Dispute Resolution (“EDR”) program, which provides for various ways to address work-related disputes, including mediation and arbitration, through the American Arbitration Association (“AAA”). Information on the company’s EDR Program is available to employees via the Company Intranet and can be made available to you prior to your date of hire upon request.

This offer is contingent upon the successful results of a background investigation, which may include, but may not be limited to, verification of employment, prior salary, professional certifications, designations or licenses, criminal and credit history, and educational background your proof of eligibility to work in the United States; and your execution and return of the enclosed Non-Solicitation and Non-Disclosure Agreement. (If you have not done so already, please provide a recent paycheck stub from your prior employer before your start date.)

To ensure a smooth onboarding process, you will receive an email from AIG Talent Acquisition with log in credentials for the onboarding website. The website contains information about working at AIG, your benefits, and also contains all the forms you will be required to complete prior to Day I. On your start date, please bring documents to verify your employment eligibility (a list of acceptable documents is found in the I-9 form contained in the onboarding website). As noted above, the website contains summaries of benefit information and the AIG Employee Handbook (providing information on many of AIG’s policies and procedures governing your employment).

Please complete your new hire paperwork online at least seven days prior to your start date. Failure to do so could delay your access to systems and provisioning of computer equipment. On your start date, you should report to 175 Water Street, 20th floor, at 9:00 a.m. to meet with Talent Acquisition who will start your onboarding. Please bring your identification documents with you to this meeting.

By signing this letter, you confirm, that: (i) you are under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent you from becoming an employee of the Company or that would in any way impact your ability to perform the position offered to you; and (ii) you have not taken (or failed to return) any confidential information belonging to any prior employer or any other entity.

Please return a scanned signed copy of this letter to my attention at: Jennie.anderson@aig.com or via secure desktop fax 212-338-1942.

We look forward to welcoming you to the Company, and wish you every success in your new role.

Sincerely,

/s/ Jennie Anderson
Jennie Anderson

ACKNOWLEDGEMENT AND ACCEPTANCE

I understand and accept the terms and conditions of this offer letter, including the pay rates and salary payment timing information:

/s/ Todd Solash	1/31/17
Signature	Date

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